Exhibit 14

TRANSFER AGREEMENT

THIS AGREEMENT is made as of the 14th day of May, 2007.

BETWEEN:
TERENCE H. MATTHEWS
of the City of Ottawa, Province of Ontario
(hereinafter referred to as the “Transferor”)
AND:	WESLEY CLOVER CORPORATION,
a corporation governed by the laws of Newfoundland and Labrador
(hereinafter referred to as the “Transferee”)
RECITALS:

A.	The Transferor is the owner of 40,897,750 Class B Convertible Preferred shares, Series 1, in the capital of MITEL NETWORKS CORPORATION (“the Shares”);

B.
The Transferor wishes to transfer and the Transferee wishes to purchase the Shares for a price that represents the current fair market value of such Shares as set forth at Schedule “A” hereto on the terms set out herein;

C.	The parties intend that subsection 85(1) of the Income Tax Act of Canada shall apply to the transfer of the Shares by the Transferor to the Transferee, as is more fully set out in this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows:

1.	INTERPRETATION

(a)	In this Agreement:

(i)	“Act” shall mean the Income Tax Act of Canada;

(ii)	“Cost” shall have the same meaning as “cost” or “cost amount” in section 85 of the Act and shall be the amount set out in Schedule “A” attached hereto;

(iii)	“CRA” shall mean the Canada Revenue Agency;

(iv)	“Effective Date” shall mean the date hereof or such other date as the parties may agree upon;

(v)	“Elected Amount” shall mean the elected amount set out on Schedule “A” attached hereto;

(vi)	“Issued Shares” shall mean 40,897,750 First Preferred Shares Class K of the Transferee;

(vii)	“Price” shall mean the estimated fair market value of the Shares on the Effective Date, as set out in Schedule “A” attached hereto;

(viii)	“Shares” shall have the meaning set forth in the recitals;

(ix)	“Taxation Authority” shall mean the CRA and, where applicable, the equivalent authority in any province of Canada.

(b)	The schedules attached hereto form an integral part of this Agreement.

(c)	All sums of money referred to in this Agreement are expressed in U.S. Dollars unless otherwise stated.

(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.

2.	TRANSFER

Subject to the terms and conditions herein contained, the Transferor agrees to sell, transfer, assign and convey the Shares to the Transferee free and clear of all liens and encumbrances whatsoever, and the Transferee in specific reliance on each and every representation and warranty of the Transferor contained herein, agrees to purchase the Shares. This Agreement is intended to operate as an actual transfer and conveyance of the Shares from the Transferor to the Transferee as at the Effective Date.

3.	PRICE AND ELECTION

(a)	The Transferee shall pay to the Transferor as consideration for the Shares the Price. The Price shall be satisfied by the issue to the Transferor of the Issued Shares;

(b)
The parties shall jointly elect in the form prescribed pursuant to subsection 85(1) of the Act that the Transferor’s proceeds of disposition of the Shares and the Transferee’s Cost thereof shall be the Elected Amount set out in Schedule “A”, or such other amount as the parties may agree upon within the time specified in subsection 85(6) of the Act.

(c)	The parties shall cause the Secretary of the Transferee to add to the stated capital account of the Transferee for the Issued Shares, the stated capital set out in Schedule “A” attached hereto.

(d)	For the purposes of the Act, the amount to be added to the paid up capital account of the Transferee for the Issued Shares will be the paid up capital set out in Schedule “A” attached hereto.

(e)
Notwithstanding paragraphs 3(c) and 3(d) of this Agreement, in the event that an adjustment is made to the Elected Amount pursuant to paragraph 3(b) or section 4, the parties shall make any corresponding amendments which may be required to the paid up capital and stated

capital accounts of the Transferee, and such amended amounts shall be deemed to have been added to such accounts on the Effective Date.

4.	PRICE ADJUSTMENT

(a)
It being the intention of the parties hereto that the Price shall be the fair market value on the Effective Date of the Shares being purchased and sold under this Agreement, the Transferor and Transferee agree that if a different value is determined or assumed, upon assessment or reassessment of either the Transferor or Transferee under the Act or upon agreement with officials of the Taxation Authority or upon agreement between the Transferor and Transferee (with or without agreement of officials of the Taxation Authority) then the value so determined or assumed shall be deemed to be the value assigned to the Shares under the Agreement, and the Price shall be adjusted accordingly and retroactively, nunc pro tunc, to the Effective Date. The Transferor and Transferee further agree to pay such additional sum or to refund such part of the Price paid herein as the circumstances may require. The provisions of this paragraph shall also apply to the Issued Shares.

(b)
The parties further agree that if a different Cost is determined or assumed upon assessment or reassessment of either the Transferor or Transferee by a Taxation Authority, or upon agreement with officials of a Taxation Authority, or upon agreement between the Transferor and Transferee (with or without agreement of officials of the Taxation Authority), then the Cost so determined or assumed, shall be deemed to be the Cost assigned to the Shares under this Agreement, and the Elected Amount shall be adjusted accordingly and retroactively, nunc pro tunc, to the Effective Date.

5.	REPRESENTATIONS

(a)	The Transferor represents and warrants that:

(i)	as of the date of this Agreement the Transferor owns the Shares both legally and beneficially, free and clear of any liens, charges and encumbrances;

(ii)
except as specifically provided for herein, on the Effective Date the Transferor will be able to transfer the Shares to the Transferee free and clear of any liens, charges and encumbrances whatsoever; and

(iii)
on the Effective Date, the Transferor will be a resident of Canada, or shall supply adequate evidence before the Effective Date that the provisions of the Act regarding payment to non-residents shall be complied with at or before the Effective Date.

(b)	The Transferee represents and warrants that the Transferee is a “taxable Canadian corporation” within the meaning of the Act.

(c)
The representations and warranties herein contained shall survive the closing and continue in full force and effect notwithstanding any investigation of any sort whatsoever undertaken or complete by or on behalf of either party.

6.	TIME OFESSENCE

Time shall be of the essence of this Agreement.

7.	FURTHER ASSURANCES

The parties hereto shall do all further acts and things and execute all further documents reasonably required in the circumstances to give effect to the provisions and intent of this Agreement.

8.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED
/s/ TERENCE H. MATTHEWS
Witness as to the signature of Terence H. Matthews		TERENCE H. MATTHEWS

WESLEY CLOVER CORPORATION
	Per:	/s/ JOSE MEDEIROS
Name: Jose Medeiros
Title: President

SCHEDULE“A”

AMOUNTS

Cost:	U.S. $40,897,750
Price:	$FMV*
Elected Amount:	U.S. $40,897,750
Non-Share Consideration:	Nil
Share Consideration:	40,897,750 First Preferred Shares Class K in the capital of Wesley Clover Corporation
Stated Capital:	U.S. $40,897,750
Paid-Up Capital	U.S. $40,897,750